Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-185648) on Form S-8 of FluoroPharma Medical, Inc. of our report dated March 27, 2013, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of FluoroPharma Medical, Inc. for the year ended December 31, 2012. Our report dated March 27, 2013, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ Wolf & Company, P.C.
Boston, Massachusetts
March 27, 2013